news release
Contact Information:
Bob Newman                                      Erica Mannion
NeoMagic Corporation                            Sapphire Investor Relations, LLC
Acting Chief Financial Officer                  Investor Relations
(408) 988-7020                                  (212) 766-1800

         NEOMAGIC(R) CORPORATION REPORTS Q4 AND FISCAL YEAR 2007 RESULTS


      Santa Clara, Calif. - April 24, 2007 - NeoMagic Corporation (Nasdaq:
NMGC), today reported its results for the fourth quarter and fiscal year 2007. Total revenue for the fourth quarter of fiscal 2007, ended January 28, 2007, was $117 thousand, compared to total revenue of $192 thousand for the third quarter of fiscal 2007. Net loss for the fourth quarter of fiscal 2007 was $3.0 million, or $0.27 per share, compared to net loss of $4.3 million, or $0.44 per share, in the third quarter of fiscal 2007.

      Product revenue for the fiscal year ended January 28, 2007 was $572 thousand compared to product revenue of $862 thousand for the fiscal year ended January 29, 2006. The fiscal year ended January 29, 2006 also included licensing revenue of $8.5 million. There was no licensing revenue in the year ended January 28, 2007. Net loss for fiscal year 2007 was $16.5 million, or $1.65 per share, compared to a net loss of $9.3 million, or $1.32 per share, in fiscal year 2006.

      Cash, cash equivalents and short-term investments decreased from $26.7 million at January 29, 2006 to $20.5 million at January 28, 2007. During the fourth quarter, the Company completed an $11.5 million offering of 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock at an exercise price of $5.20 per share. Net proceeds after deducting offering costs were $10.5 million. The warrants were recorded at fair value as a liability on December 6, 2006. We recognized a gain of $1.8 million in the fourth quarter of fiscal 2007 for a change in fair value on revaluation of the warrant liability as of January 28, 2007. We also recognized interest expense in the fourth quarter of fiscal 2007 of $273 thousand for the portion of offering costs allocated to the warrants.

      "In addition to mobile phones, we now have design wins for multimedia rich navigation systems, VoIP, wireless IP camera and mobile TV products," said Douglas Young, president and chief executive officer of NeoMagic. "I am excited about the production orders we have received and our market opportunities. I believe that we are now in a good position to capitalize on our growing customer base," continued Young.

Conference Call Highlights

Topics to be covered on NeoMagic's quarterly conference call include the following:

      o ISDB-T solution is now production ready. Orders have been received for the MiMagic 6+ from a customer for an ISDB-T-based standalone mobile TV product.
      o Design win with Freenex, a Korean customer, for MiMagic 6+ based navigation system targeted for the automotive market.
      o Orders received from Neonode for production quantities of MiMagic 6+ processors for NeoNode's latest N2 phone.

      o Additional orders received from LG Innotek for the wireless IP camera system that uses NeoMagic's MiMagic 6+.
      o     LG Innotek's follow-on wireless IP camera product.

Dial-in Information
NeoMagic will hold its fourth quarter fiscal 2007 conference call to discuss the information contained in this press release today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing
(866) 793-1306 in the U.S. and (703) 639-1308 internationally. There is no passcode. A replay of the call will be available for seven days beginning on April 24th at 9:00 p.m. Eastern Time (6:00 p.m. Pacific Time). The replay number is 888-266-2081 in the U.S. and 703-925-2533 internationally. The passcode for the replay is 340138.

The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB, E-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 27 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the Company may be found on the World Wide Web at www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's design wins, expected orders, production timing, availability of new products and revenue opportunities. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones and other devices developed and marketed by customers that use the Company's products, customers' plans to develop smart phones, feature phones and other products, the acceptance of advanced multimedia services such as H.264 television on mobile phones and other products, the Company's ability to execute product and technology development plans on schedule, and the timely availability of sufficient manufacturing capacity at the Company's foundry to meet future customer demand for products. There is no certainty that current or future design wins will result in revenue for NeoMagic or that customer forecasts will be accurate. Customers may cancel or delay projects or switch to other vendors. In addition, customers may fail to achieve their expected sales objectives due to competitive or other reasons. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay significant fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

                               - tables to follow-

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                  Three Months Ended                   Twelve Months Ended
                                       January 28,    October 29,    January 29,    January 28,    January 29,
                                              2007           2006           2006          2007            2006

Product revenue                        $       117    $       192    $       104    $       572    $       862
Licensing revenue                                0              0              0              0          8,490
Total revenue                                  117            192            104            572          9,352

Cost of product revenue                        126            197            101            524            884
Cost of licensing revenue                        0              0              0              0          2,861
Total cost of revenue                          126            197            101            524          3,745
Gross profit (loss)                             (9)            (5)             3             48          5,607

Operating expenses:

Research and development                     3,477          3,171          3,193         13,763         12,403
Sales, general and
 administrative                              1,198          1,236          2,049          6,080          6,916
Gain on sale of patents                          0              0              0         (1,044)        (3,481)

Total operating expenses                     4,675          4,407          5,242         18,799         15,838

Loss from operations                        (4,684)        (4,412)        (5,239)       (18,751)       (10,231)

Interest income and other                      231            180            238            915            724
Interest expense                              (292)           (23)        (1,893)          (381)        (2,569)
Change in fair value of warrant
  liability                                  1,835              0              0          1,835              0

Loss before income taxes                    (2,910)        (4,255)        (6,894)       (16,382)       (12,076)

Income tax provision (benefit)                  94             13         (2,919)           137         (2,770)

Net loss                               $    (3,004)   $    (4,268)   $    (3,975)   $   (16,519)   $    (9,306)

Basic and diluted net loss per share   $     (0.27)   $     (0.44)   $     (0.48)   $     (1.65)   $     (1.32)

Weighted average common shares
 outstanding for basic and diluted          11,329          9,630          8,217         10,015          7,074

NEOMAGIC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

                                       January 28, 2007    October 29, 2006    January 29, 2006

ASSETS

Current assets:
Cash and cash equivalents              $         16,468    $         11,418    $         26,695
Short-term investments                            4,014               2,223                   0
Accounts receivable, net                             65                  54                   9
Inventory                                         1,068                 826                 171
Other current assets                                397                 463                 800

Total current assets                             22,012              14,984              27,675

Property, plant and equipment, net                1,494               1,226               2,368
Other assets                                        584                 422                 451

Total assets                           $         24,090    $         16,632    $         30,494

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                       $          1,662    $            968    $          1,735
Compensation and related benefits                 1,017               1,215               1,024
Income taxes payable                              1,112               1,078               1,059
Other accruals                                      100                  82                 264
Current portion of capital lease
 obligations                                        866               1,244               1,525
Warrant liability                                 3,853                   0                   0

Total current liabilities                         8,610               4,587               5,607

Capital lease obligations                           655                   0                 624
Other long-term liabilities                         148                 147                 149

Stockholders' equity:
Common stock                                         39                  37                  36
Additional paid-in-capital                      116,850             111,067             110,302
Deferred compensation                                 0                   0                (531)
Accumulated other comprehensive loss                 (2)                  0                  (2)
Accumulated deficit                            (102,210)            (99,206)            (85,691)

Total stockholders' equity                       14,677              11,898              24,114

Total liabilities and stockholders'
 equity                                $         24,090    $         16,632    $         30,494